Exhibit 21.1
LANTHEUS HOLDINGS, INC.
SUBSIDIARIES

Subsidiary	State or Other Jurisdiction of Organization
Lantheus Medical Imaging, Inc.	Delaware
Lantheus MI Canada, Inc.	Canada
Lantheus MI Real Estate, LLC	Delaware
Lantheus MI UK Limited	England and Wales
Lantheus EU Limited	Ireland
Lantheus Two, LLC	Delaware
Lantheus Three, LLC	Delaware
Progenics Pharmaceuticals, Inc.	Delaware
Molecular Insight Pharmaceuticals, Inc.	Delaware
MNTX Royalties Sub LLC	Delaware
EXINI Diagnostics AB	Sweden
Excelsior Life Sciences Ireland Limited	Ireland
Progenics Pharmaceuticals Nevada, Inc.	Nevada
PSMA Development Company LLC	Delaware
Cerveau Technologies,Inc.	Delaware